Exhibit 11

                                CenturyTel, Inc.
                       COMPUTATIONS OF EARNINGS PER SHARE
                                   (UNAUDITED)
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                                                          Three months                 Nine months
                                                       ended September 30,         ended September 30,
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                                                       2005          2004          2005          2004
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                                                            (Dollars, except per share amounts,
                                                                  and shares in thousands)
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Income (Numerator):
Net income                                      $       91,411       86,192        256,145      252,755
Dividends applicable to preferred stock                    (99)        (100)          (298)        (299)
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Net income applicable to common stock                   91,312       86,092        255,847      252,456
Interest on convertible debentures, net of tax           1,207        1,208          3,621        3,621
Dividends applicable to preferred stock                     99          100            298          299
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Net income as adjusted for purposes of
 computing diluted earnings per share           $       92,618       87,400        259,766      256,376
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Shares (Denominator):
Weighted average number of shares:
   Outstanding during period                           130,433      134,885        131,054      138,525
   Nonvested restricted stock                             (283)           -           (177)           -
   Employee Stock Ownership Plan shares
    not committed to be released                             -            -              -          (13)
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Number of shares for computing basic
 earnings per share                                    130,150      134,885        130,877      138,512

Incremental common shares attributable to
 dilutive securities:
   Shares issuable under convertible securities          4,509        4,514          4,512        4,514
   Shares issuable upon settlement of
    accelerated share repurchase agreements                825            -            344            -
   Shares issuable under incentive
    compensation plans                                     432          417            410          377
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Number of shares as adjusted for purposes
 of computing diluted earnings per share               135,916      139,816        136,143      143,403
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Basic earnings per share                        $          .70          .64           1.95         1.82
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Diluted earnings per share                      $          .68          .63           1.91         1.79
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